                EXCLUSIVE LICENSE AGREEMENT WITH PURCHASE OPTION
                ------------------------------------------------

THIS EXCLUSIVE LICENSE AGREEMENT WITH PURCHASE OPTION ("Agreement") effective the 23rd day of September, 1996, is made between Phanos Technologies, Inc. a California corporation ("Phanos"), with offices at 8559 Higuera Street, Culver City, California 90232, and Zynaxis, Inc., a Pennsylvania corporation ("Zynaxis"), with offices at 371 Phoenixville Pike, Malvern, Pennsylvania 19355.

WHEREAS:

A. Zynaxis is the owner of certain intellectual property rights under various patents, patent applications, trademarks and associated goodwill, grants, research and feasibility agreements ("Zynaxis Intellectual Property", identified in Appendix I attached hereto) and of certain proprietary know-how, technical data, procedures and research results ("Zynaxis Know-How") relating to agents which improve the therapeutic performance of a therapeutically-active compound by inclusion of a variety of structures which include lipophilic hydrocarbon chains that can insert into cell membranes or other hydrophobic regions ("Molecular Delivery Systems"), said Zynaxis Intellectual Property and Zynaxis Know-How relating to Molecular Delivery Systems being referred to herein collectively as "Zynaxis Information";

B. Zynaxis wishes to maintain the Zynaxis Information as secret and confidential and to preserve the value of these assets;

C. Phanos wishes to obtain immediately an exclusive license under the Zynaxis Information, and to obtain immediately an option to acquire full ownership of the Zynaxis Information in order to give Phanos a period of time during which it can further evaluate the Zynaxis Information and make a decision whether to exercise such option;

D. Phanos wishes to maintain access to certain Zynaxis personnel with specialized know-how in the design, synthesis and characterization of Molecular Delivery Systems and to the results of certain projects ongoing under Zynaxis-held Small Business Innovative Research Grants during the term of the exclusive license and option granted herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the parties agree as follows:

 1. Zynaxis shall disclose to Phanos the Zynaxis Information. Phanos shall use the Zynaxis Information solely and exclusively for the purpose of operating under the exclusive license granted herein and for evaluating whether Phanos wishes to exercise the option to purchase the Zynaxis Information granted herein.
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 2. Exclusive License Grant. Zynaxis grants to Phanos an exclusive worldwide license under the Zynaxis Information subject to any third party rights previously conveyed under existing grants and/or research and feasibility agreements identified in Appendix II attached hereto (the "Exclusive License"). The term of the Exclusive License shall run until the expiration of the last-to-expire Zynaxis Intellectual Property, unless sooner terminated in accordance with the provisions of this Agreement.

 3. Option Grant. Zynaxis grants to Phanos an exclusive option to purchase (the "Option") the full right, title and interest in, to and under all or so much of the Zynaxis Information as Phanos, in its sole discretion, may wish to acquire. The Option shall be exercisable by Phanos during the one hundred twenty (120) day period beginning upon the execution date of this Agreement ("Option Period") by providing written notification to Zynaxis. Within five
    (5) days following receipt of such written notification, or at such later time as the parties may agree, the parties shall execute a mutually agreeable Asset Purchase Agreement and Phanos shall pay to Zynaxis the Purchase Price identified in paragraph 4 below. If Zynaxis delays the execution of a previously agreed-upon Asset Purchase Agreement, and the delay is exclusively the fault of Zynaxis, the Purchase Price identified in paragraph 4 below shall be reduced by three percent (3%), and shall be reduced an additional three percent (3%) for every subsequent thirty day period during which Zynaxis fails to execute an Asset Purchase Agreement.

 4. One-Time Payments. Phanos shall pay to Zynaxis upon execution of this agreement a non-refundable Exclusive Option Fee of five thousand dollars ($5,000). Additionally, Phanos shall pay to Zynaxis an Exclusive License Fee of one hundred ninety five thousand dollars ($195,000), of which forty five thousand dollars ($45,000) shall be paid to Zynaxis upon execution of this agreement and one hundred fifty thousand dollars ($150,000) shall be paid to Zynaxis within the thirty (30) day period beginning upon the execution date of this Agreement. Should Phanos desire to exercise the Option granted in paragraph 3 above, Phanos shall pay to Zynaxis the Purchase Price of seven hundred and twenty five thousand dollars ($725,000), against which the Exclusive Option Fee and Exclusive License Fee amounts already paid by Phanos shall be fully credited.

 5. Running Royalties on Sales. Phanos shall pay to Zynaxis under the Exclusive License running royalties equal to fifteen percent (15%) of all sums that Phanos receives from worldwide sales of products that embody the Zynaxis Information.

 6. Non-Exercise of Option; Cancellation of Exclusive License. If Phanos does not exercise the Option granted in paragraph 3 above during the Option Period, Zynaxis may cancel the Exclusive License by re-paying to Phanos the Exclusive License Fee of one hundred ninety five thousand dollars ($195,000) within thirty days following the expiration of the Option Period.

 7. Zynaxis, during the Option Period, shall not license, sell, encumber, or otherwise dispose of any rights in the Zynaxis Information to any third party without the written consent of Phanos, and shall use all reasonable efforts to preserve the value of the Zynaxis Information.

 8. Zynaxis, during the Option Period, will use all reasonable efforts to maintain staff, funding and research progress on projects ongoing under Zynaxis-held Small Business Innovation Research (SBIR) Grants R44 HL1626-03 and R43 H155883-01, subject to the limits of funding provided by NIH therefor.

 9. Upon the exercise of the Option by Phanos, Zynaxis will use all reasonable efforts to obtain any consent needed to effect the transfer of third-party agreements from Zynaxis to Phanos, and shall cooperate fully with Phanos in executing and delivering such other documents as may be needed or reasonably desired by Phanos to perfect or evidence its title, including the execution of documents suitable for recordation in the U.S. Patent and Trademark Office and the patent offices of foreign countries.

10. Zynaxis shall not disclose the identity or nationality of Phanos or any individuals associated therewith without the prior written consent of Phanos, except as is required by government regulation.

11. Phanos shall keep confidential and not disclose the Zynaxis Information to any person or business ally not having entered into a Confidentiality Agreement with Zynaxis without the prior written consent of Zynaxis and shall not use the Zynaxis Information for any purpose other than in furtherance of its operations under the exclusive license and Option granted herein.

12. The obligation of confidentiality shall survive termination and/or expiration of this Agreement and shall expire five years following the date of execution of this Agreement. The obligation of confidentiality shall not extend to information which,

    (a) prior to receipt from Zynaxis was known to Phanos;

    (b) subsequent to receipt from Zynaxis is received by Phanos from another entity who has no obligation of confidentiality to Zynaxis with respect to such information; or

    (c) is or becomes available to the public through no fault of Phanos.

13. The standard of care exercised by Phanos to protect the Zynaxis Information shall be no less than the degree of care used by Phanos acting reasonably and prudently to protect its own confidential and proprietary information.
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14. In the event that Phanos does not exercise its Option and Zynaxis terminates the exclusive license pursuant to paragraph 3 above by returning the Exclusive License Fee to Phanos, Phanos shall return to Zynaxis any and all materials in relation to the Zynaxis Information delivered to it by Zynaxis pursuant to this Agreement and Phanos shall not retain copies of such material for any purpose. Nothing in this Agreement shall hinder or be construed so as to hinder Phanos' rights and activities under the Asset Purchase Agreement and Reagent Business Operation Agreement executed by Zynaxis and Phanos on June 21, 1995.

15. Grant of Security Interest. The parties recognize that Phanos has already committed and will continue to commit considerable effort and financial resources to the development of products and markets for products embodying the Zynaxis Information, and that Zynaxis' non-performance of or inability to perform the obligations set forth in this Agreement could cause Phanos to suffer expectancy damages (for example, the amount that Phanos could realize from the sale or license to a third party of the Zynaxis Information, less the Purchase Price) in excess of the Purchase Price. Accordingly, Phanos, as additional security for the complete and timely performance and satisfaction of all Zynaxis' obligations hereunder hereby grants unto Phanos, its successors and assigns, a continuing lien and security interest in the patents, patent applications and trademark registrations (and associated goodwill) identified in Attachment I, together with all renewals, reissues and extensions thereof, and all claims for damages by reason of past infringement with the right to sue for and collect the same, and all license rights, to Phanos. As used herein, the term "obligations" shall mean all duties of payment and performance, whether direct or indirect, both now existing and arising from time to time, owed by Zynaxis to Phanos under this Agreement. Zynaxis shall cooperate fully with Phanos in executing and delivering such other documents as may be needed or reasonably desired by Phanos to perfect or evidence its security interest, including the execution of a document evidencing the Exclusive License and security interests granted herein and which is suitable for recordation in the U.S. Patent and Trademark Office.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement and any and all rights and obligations of a party hereunder may be assigned, delegated, sold, transferred, sublicensed or otherwise disposed of by either party (except where such would be inconsistent with the obligations of that party hereunder) upon written notification to the other party.

17. In the event that any provision of this Agreement shall be held to be invalid, illegal, or otherwise voidable or unenforceable, such provision shall be deemed to be severed from the Agreement and the balance of the Agreement shall continue in full force and effect.

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18. Entire Agreement and Integration. This Agreement integrates all of the terms and conditions herein and constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


Zynaxis, Inc.                           Phanos Technologies, Inc.


By: /s/ Martyn D. Greenacre             By: /s/ Shotaro Kawano
    --------------------------              ------------------
       Chief Executive Officer                  President